EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES OCTOBER CASH DISTRIBUTION

Dallas, Texas, October 21, 2014 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.074840 per unit, payable on November 17, 2014, to unitholders of record on October 31, 2014. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in August.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month Distribution	1,578,000	51,000	$4.21
Prior Month Distribution	1,477,000	48,000	$4.70

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $400,000, production expense of $1,943,000 and overhead of $1,025,000 in determining the royalty payment to the Trust for the current month.

Development Costs

XTO Energy has advised the trustee that revised total 2014 budgeted development costs for the underlying properties are between $4 million and $6 million. For additional information regarding development costs please see Part I, Item 2 of the trust’s Annual Report on Form 10-K for the year ended December 31, 2013.

Arbitration and Litigation Proceedings – Sandra Goebel

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association (“AAA”). The claimant, Sandra Goebel, is a unitholder in the trust and alleged that XTO Energy breached the conveyances by misappropriating funds from the trust by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing Company, Inc. (“Timberland”). Goebel alleged that these contracts did not currently reflect “market rate” terms, and that XTO had a duty to renegotiate the contracts to obtain more favorable terms. The claimant further alleged that Bank of America, N.A. (the previous trustee) breached its fiduciary duty by acquiescing to and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleged aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The claimant sought from the respondents damages of an estimated $59.6 million for alleged royalty underpayments, exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and pre-judgment and post-judgment interest. Goebel purported to sue on behalf of and for the benefit of the Hugoton Royalty Trust. Bank of America, N.A. filed a response to the arbitration demand denying any liability arising out of the claimant’s allegations and objecting to the arbitrability of Goebel’s claims against Bank of America, N.A. The arbitration panel ruled that Goebel’s claims are not arbitrable and dismissed the claims in their entirety without prejudice. Goebel then refiled the matter as a lawsuit styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering and Processing Company, Inc. and Bank of America, N.A. in Dallas County District Court. The allegations are the same as those contained in the previous arbitration demand. Defendants answered with general denials and additionally filed pleas to the jurisdiction, special exceptions, and a plea in abatement challenging, among other things, Goebel’s putative authority to bring claims on behalf of the trust over the trustee’s objection. The Defendants also filed a joint motion to stay the Goebel case in favor of the first filed Lamb case discussed below. The court denied Defendants’ pleas to the jurisdiction and special exceptions, although it did not rule on the plea in abatement. Simultaneously, the judge conditionally stayed the case pending a ruling on Goebel’s Motion to Intervene in the Lamb case. On September 5, 2014, however, Goebel withdrew her Motion to Intervene. That same day, Lamb filed a Motion to Voluntarily Dismiss his federal district court lawsuit. In that same Motion, Lamb stated that he intended to intervene and pursue his claims in the Goebel suit pending in state district court. On September 29, 2014, the Lamb case was dismissed without prejudice to refile in state court. Lamb’s counsel has notified the Goebel court of their intention to be added as counsel of record for Goebel, although Lamb has not yet filed a motion to intervene in the Goebel lawsuit, which remains stayed. It now appears that all claims regarding the conveyances and trust indenture will be litigated in state district court in the Goebel case. Goebel has filed a motion to lift the stay in the state district court; while XTO Energy, Timberland and Bank of America (individually and now as former trustee) filed a motion to stay the case in the state district court pending a mandamus appeal that the Defendants intend to file to challenge the district court’s denial of their pleas to the jurisdiction and special exceptions. A hearing is set for October 30, 2014 on Goebel’s motion to lift the stay and Defendants’ motion to stay pending mandamus. Southwest Bank, the current trustee, has not yet been formally named a party in the case. The trustee will vigorously defend any claims that may be asserted against the trustee or the trust.

XTO Energy has informed the trustee that it believes that XTO Energy and Timberland have strong defenses to this lawsuit and intend to vigorously defend its position. Bank of America, N.A. has informed the trustee that it also believes it has strong defenses to the lawsuit and will vigorously defend its position. The terms of the trust indenture provide that Bank of America, N.A. and/or the trustee shall be indemnified by the trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final non-appealable judgment of a court of competent jurisdiction.

Litigation Proceedings – Harold Lamb

On September 12, 2012, a lawsuit was filed against Bank of America as trustee and XTO Energy styled Harold Lamb v. Bank of America and XTO Energy Inc., in the U.S. District Court — Western District of Oklahoma. The plaintiff, Harold Lamb, is a unitholder in the trust and alleges that XTO Energy failed to properly pay and account to the trust under the terms of the net overriding royalty conveyances on certain Kansas and Oklahoma properties and that Bank of America, N.A., as trustee, failed to properly oversee such payment and accounting by XTO Energy. Additionally, the plaintiff alleged that Bank of America, N.A. and XTO Energy breached a fiduciary duty to the trust based on the allegations found in the Fankhouser class action discussed in the most recent Form 10-Q. The plaintiffs sought unspecified amounts for actual/compensatory damages, punitive damages, disgorgement and injunctive relief. Subsequently, the plaintiff dismissed Bank of America, N.A. from the lawsuit. The court granted XTO Energy’s motion to transfer venue and transferred the case to the U.S. District Court for the Northern District of Texas. The Court granted XTO’s motion to dismiss and dismissed the case citing the plaintiff’s failure to make a sufficient pre-suit demand on the trustee. Subsequent to the dismissal, attorneys for Mr. Lamb sent a letter to Bank of America, N.A. demanding that the trustee initiate proceedings against XTO Energy. Bank of America, N.A. declined to do so, and on December 31, 2013, the plaintiff filed a new lawsuit against Bank of America as trustee (as nominal defendant) and XTO Energy styled Harold Lamb v. XTO Energy Inc. and Bank of America in the U.S. District Court for the Northern District of Texas. XTO Energy and Bank of America, N.A. have appeared in the lawsuit and are currently seeking dismissal of all claims. Sandra Goebel, another unitholder of the trust, filed a Motion to Intervene in Lamb’s lawsuit and to stay the action in favor of her lawsuit pending in the Dallas County District Court (see discussion above) or, in the alternative, for the court to appoint her attorneys lead counsel in Lamb’s lawsuit. On September 5, 2014, however, Goebel withdrew her Motion to Intervene. That same day, Lamb filed a Motion to Voluntarily Dismiss his claims. In that same Motion, Lamb stated that he intended to intervene and pursue his claims in the Goebel suit pending in state district court. On September 29, 2014, the Lamb case was dismissed without prejudice to refile in state court. Lamb’s counsel has notified the Goebel court of their intention to be added as counsel of record for Goebel, although Lamb has not yet filed a motion to intervene in the Goebel lawsuit. It now appears that all claims regarding the conveyances and trust indenture will be litigated in state district court in the Goebel case. XTO Energy has informed the trustee that it believes that XTO Energy has strong defenses to this lawsuit and intends to vigorously defend its position. The trustee will vigorously defend any claims that may be asserted against the trustee. The terms of the trust indenture provide that Bank of America, N.A. and/or the trustee shall be indemnified by the trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final non-appealable judgment of a court of competent jurisdiction.

Reserves

As previously disclosed, the trustee reserved an additional $1.6 million from trust distributions, beginning with the September 2013 distribution in connection with the Goebel lawsuit. The trustee also reserved another $1.6 million from trust distributions, beginning with the January 2014 distribution in connection with the Lamb lawsuit. As the Goebel lawsuit progresses, the trustee may need to revise these reserves.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839